PIERIS PHARMACEUTICALS, INC.

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The Board of Directors of Pieris Pharmaceuticals, Inc. (the "Company") has approved the following Amended and Restated Non-Employee Director Compensation Policy (this "Policy") which establishes compensation to be paid to non-employee directors of the Company, effective as of November 15, 2017 ("Effective Time"), to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company's Board of Directors.

Applicable Persons

This Policy shall apply to each director of the Company who is not an employee of the Company or any Affiliate (each, a "Non-Employee Director"). "Affiliate" shall mean an entity which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Stock Option Grants

All stock option amounts set forth herein shall be subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company's common stock, par value $0.001 per share (the "Common Stock").

Annual Stock Option Grants

Annually, each Non-Employee Director shall be automatically granted a non-qualified stock option to purchase 20,000 shares of Common Stock under the Company's then-current Stock Incentive Plan, as of the Effective Time the 2016 Stock Incentive Plan (the "Stock Plan") on January 25 of each year and the Chairperson of the Board of Directors (the "Chairperson") shall be automatically granted an additional non-qualified stock option to purchase 5,000 shares of Common Stock under the Stock Plan on January 25 of each year.

Initial Stock Option Grant for Newly Appointed or Elected Directors and Chairperson

Each new Non-Employee Director shall be automatically granted a non-qualified stock option to purchase 30,000 shares of Common Stock under the Stock Plan at the first regularly scheduled meeting of the Board of Directors on or after his or her initial appointment or election to the Board of Directors. The Chairperson shall be automatically granted an additional non-qualified stock option to purchase 40,000 shares of Common Stock under the Stock Plan at the first regularly scheduled meeting of the Board of Directors on or after his or her initial appointment or election as Chairperson (the "Initial Chairperson Award").

Terms for All Option Grants

Unless otherwise specified in this Policy or by the Board of Directors or the Compensation Committee at the time of grant, all options granted under this Policy shall (i) vest in four (4) equal quarterly installments at the end of each fiscal quarter following the grant date, subject to the Non-Employee Director's continued service on the Board of Directors; provided, however, the Initial Chairperson Award shall vest as to twenty-five percent (25%) of the shares underlying the Initial Chairperson Award on the first anniversary of the date of the Chairperson's appointment or election as Chairperson (the "Initial Vesting Date"), with the remaining seventy-five percent (75%) of the shares underlying the Initial Chairperson Award vesting in twelve (12) equal quarterly installments at the end of each full fiscal quarter following the Initial Vesting Date, subject to the Chairperson's continued service as Chairperson, (ii) have an exercise price equal to the fair market value of the Common Stock on the grant date, as determined in the Stock Plan; (iii) terminate ten years after the grant date and (iv) contain such other terms and conditions as set forth in the form of option agreement approved by the Board of Directors or the Compensation Committee prior to the grant date.

Annual Fees

Each Non-Employee serving on the Board of Directors and the Audit Committee, Compensation Committee and/or Nominating and Corporate Governance Committee, as applicable, shall be entitled to the following annual amounts (the "Annual Fees"):

Board of Directors or Committee of Board of Directors	**Annual Retainer Amount for Member**	**Annual Retainer Amount for Chair**
Board of Directors	$35,000	$30,000
Audit Committee	$7,500	$15,000
Compensation Committee	$5,000	$10,000
Nominating and Corporate Governance Committee	$3,750	$7,500

Except as otherwise set forth in this Policy, all Annual Fees shall be paid for the period from January 1 through December 31 of each year. Such Annual Fees shall be paid in cash or a grant of an option to purchase Common Stock under the Stock Plan, at the election of each Non-Employee Director, as follows:

- cash in the amount of each Non-Employee Director's Annual Fees; or

- an option to purchase such number of shares of Common Stock as is equal to the full dollar amount of each Non-Employee Director's Annual Fees (as calculated below under "Calculation of Shares and Grant Terms").

Election

Each Non-Employee Director shall make an annual election on the form provided by the Company, indicating the combination of cash and/or Common Stock elected in the year prior to the payment, indicating his or her election for the following fiscal year. If no election has been

made prior to the first date of the fiscal year, then the Non-Employee Director shall receive all Annual Fees in cash. Each newly elected or appointed Non-Employee Director shall make an election prior to the beginning of the next calendar quarter after his or her initial appointment or election.

Payments

Payments payable to Non-Employee Directors shall be paid quarterly in arrears promptly following the end of each fiscal quarter, provided that (i) the amount of such payment shall be prorated for any portion of such quarter that such director was not serving on the Board or a committee or, in the case of the Annual Fees paid for service as a chairperson, as a chairperson, and (ii) no fee shall be payable in respect of any period prior to the date such director was elected to the Board or a committee or, in the case of the Annual Fees paid for service as a chairperson, as a chairperson.

Calculation of Shares and Grant Terms

If an option to purchase Common Stock is to be received as payment, the number of shares underlying such option shall equal the Black Scholes value of the options computed in accordance with FASB Topic 718 on the 25th day of the month following the end of each fiscal quarter (the "Calculation Date") (rounded down to the nearest whole number so that no fractional shares shall be issued). The option shall be automatically and without any further action required by the Board of Directors issued as of the Calculation Date.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Non-Employee Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors and committees thereof or in connection with other business related to the Board of Directors.

Amendments

The Compensation Committee shall periodically review this Policy to assess whether any amendments in the type and amount of compensation provided herein should be made and shall make recommendations to the Board of Directors for its approval of any amendments to this Policy.